SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 8, 2015 (December 7, 2015)

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1044 Northern Blvd.

Roslyn, New York, 11576-1514

(Address of principal executive offices and zip code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2015, the Registrant, with unanimous approval of the Board of Directors, terminated the Asset Purchase Agreement (the “Agreement”) dated April 10, 2015 by and between the Registrant and Rong Yao International Shipping Limited, a Hong Kong company (the “Seller”). As previously disclosed, pursuant to the Agreement, the Registrant was to purchase the Rong Zhou from the Seller for $10.5 million, including 1.2 million shares of common stock of the Registrant.

In connection with the termination of the Agreement, the Seller has agreed to return the 1.2 million shares to the Registrant. Such shares will be held in treasury. In addition, the ship management and time chartering agreements signed between the Registrant and Seller will also terminate, with all balances between the parties being settled in cash. Upon payment in full of all such balances (expected to result in a payment of approximately $330 thousand to the Registrant), the Registrant will release the mortgage it holds on the Rong Zhou.

ITEM 9.01	EXHIBITS.

Exhibits

99.1	Press release dated December 8, 2015 regarding termination of Rong Zhou purchase agreement

Forward Looking Statements

This report includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond Sino-Global’s control. Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to finance and consummate the vessel acquisition; prevailing market conditions; changes in general market, economic, regulatory and/or industry conditions; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. We undertake no obligation to update or revise for any reason any forward-looking statements made by us on our behalf.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 8, 2015	SINO-GLOBAL SHIPPING AMERICA, LTD.

	By:	/s/ Lei Cao
	Name:	Lei Cao
	Its:	Chief Executive Officer